Exhibit 99.1

ZIOPHARM RECEIVES IMPORTANT PALIFOSFAMIDE U.S. PATENT ALLOWANCE

-- Additional Patent Issuances for Darinaparsin and Indibulin --

New York, NY – January 26, 2010 - ZIOPHARM Oncology, Inc. (Nasdaq: ZIOP) announced today that it has received a Notice of Allowance from the U.S. Patent and Trademark Office for  Application Serial No. 11/257,766 entitled “Salts of Isophosphoramide mustard and analogs thereof as anti-tumor agents” with claims directed to compounds, pharmaceutical compositions, and lyophilisates. These claims cover the Company’s proprietary palifosfamide composition (ZIO-201 or ZymafosTM). The Company has recently reported positive randomized Phase II sarcoma interim data for intravenous palifosfamide at the Annual Meeting of the Connective Tissue Oncology Society (CTOS) on November 6, 2009 and expects, following U.S. Food and Drug Administration (FDA) review, to initiate a registration trial the first half of 2010.

ZIOPHARM has also recently been granted United States Patent No. 7,619,000 covering the oral administration of various organic arsenic compounds, including darinaparsin, for the treatment of cancer. Darinaparsin (ZIO-101 or ZinaparTM) is a novel mitochondrial-targeted agent having been studied intravenously in Phase II for the treatment of lymphoma while the oral form continues in Phase I study for both hematological malignancies and solid tumors. The Company also expects to initiate a registration trial for darinaparsin in peripheral T-cell lymphoma following FDA review.

Additionally, ZIOPHARM has been granted Patent No. 2,326,833 by the Canadian Intellectual Property office covering certain N-substituted indole-3-glyoxylamides, including indibulin, for use as an antitumor agent. Indibulin (ZIO-301 or ZybulinTM) is the Company’s novel oral microtubule inhibitor being developed for the treatment of breast cancer sub-types and is expected to enter Phase I study in the first quarter of  this year in collaboration with the Memorial Sloan-Kettering team and using a novel biologically- and mathematically-driven schedule of administration developed preclinically by Dr. Larry Norton.

“With this notice of allowance for palifosfamide, we now have established a U.S. patent position for all three of our product candidates,” said Jonathan Lewis, MD, PhD, Chief Executive Officer of ZIOPHARM.  “With the additional issuances for darinaparsin and indidibulin, we continue to add to our patent estates, and will continue doing so for all three programs.”

About ZIOPHARM Oncology, Inc.:
ZIOPHARM Oncology is a biopharmaceutical company engaged in the development and commercialization of a diverse portfolio of cancer drugs. The Company is currently focused on three clinical programs.

Palifosfamide (ZymafosTM or ZIO-201) references a novel composition (tris formulation) that comprises the functional active metabolite of ifosfamide, a standard of care for treating sarcoma, lymphoma, testicular, and other cancers. Palifosfamide delivers only the cancer fighting component of ifosfamide. It is expected to overcome the resistance seen with ifosfamide and cyclophosphamide, two of the most commonly used DNA-alkylating drugs used to treat cancers.

Darinaparsin (ZinaparTM or ZIO-101) is a novel anti-mitochondrial (organic arsenic) being developed for the treatment of various hematologic and solid cancers. Preclinical and clinical studies to date have demonstrated that darinaparsin is considerably less toxic than inorganic arsenic, particularly with regard to cardiac toxicity.

Indibulin (ZybulinTM or ZIO-301) is a novel, oral tubulin binding agent that targets both mitosis and cancer cell migration. In addition, indibulin is expected to have several potential benefits, including oral dosing, application in multi-drug resistant tumors, no neuropathy and minimal overall toxicity.

ZIOPHARM’s operations are located in Boston, MA with an executive office in New York City. Further information about ZIOPHARM may be found at www.ziopharm.com.

ZIOP-G

Forward-Looking Safe Harbor Statement:
This press release contains forward-looking statements for ZIOPHARM Oncology, Inc. that involve risks and uncertainties that could cause the Company's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurance that any of the Company's development efforts relating to its product candidates will be successful, or such product candidates will be successfully commercialized. Other risks that affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of the Company's product candidates, the risk that the results of clinical trials may not support the Company's claims, risks related to the Company's ability to protect its intellectual property and its reliance on third parties to develop its product candidates, risks related to the sufficiency of existing capital reserves to fund continued operations for a particular amount of time and uncertainties regarding the Company’s ability to obtain additional financing to support its operations thereafter. The Company assumes no obligation to update these forward-looking statements, except as required by law.

#   #   #

Contacts:

Susan Noonan
S.A. Noonan Communications, LLC
(212) 966-3650
susan@sanoonan.com

Eric Goldman - Media
Rx Communications Group
917-322-2563
egoldman@rxir.com

Tyler Cook
ZIOPHARM Oncology, Inc.
617-259-1982
tcook@ziopharm.com